For Immediate Release:


      US Interactive(R) Reports Third Quarter Results, Continues Cost Cuts;
                 Refines New Business Strategy and Names New CEO


Philadelphia, PA - November 8, 2000 - U.S. Interactive, Inc. (Nasdaq: USIT), an Internet professional services company, as previously announced, today confirmed its third quarter financial results were lower than previously announced. At the same time, the Company unveiled plans for further cost reductions and a newly refined business strategy that focuses on selected vertical markets and core competencies.

US Interactive also announced that its recently appointed President, Mohan Uttarwar (42), has been named Chief Executive Officer, succeeding William C. Jennings who has been appointed chairman of the board of directors.

Revenues for the third quarter ended September 30, 2000 were $17.8 million, an increase of 80% over revenues of $9.9 million for the third quarter ended September 30, 1999. Gross profit for the quarter, defined as revenues less project personnel and related expenses was $4.9 million, or a 28% margin, versus a gross profit of $4.4 million or a 44% margin for the third quarter ended September 30, 1999. The net loss for the third quarter was $25.6 million, excluding $328,000 of non-cash compensation, $19.3 million of goodwill amortization, and $1.6 million of non-recurring charges, compared to a net loss of $3.2 million in the prior year period. The non-recurring expenses for the third quarter of 2000 were primarily related to severance costs. Net losses per share excluding non-cash compensation and amortization of goodwill ("Cash EPS") were $1.05 for the quarter ended September 30, 2000 versus Cash EPS loss of $0.10 for the year ago comparable period. Cash EPS excluding non-recurring charges was a loss of $0.99 for the 2000 third quarter. Additionally, the Company wrote-off $8.8 million of uncollectable accounts receivable during the quarter ended September 30, 2000. These amounts were primarily related to services performed for dot-com organizations.

Revenues for the nine months ended September 30, 2000 were $65.9 million, an increase of 179% over revenues of $23.7 million for the nine months ended September 30, 1999. Gross profit for the period was $30.6 million, or a 46% margin, versus a gross profit of $10.8 million or a 46% margin for the nine months ended September 30, 1999. The net loss before extraordinary item for the first nine months of 2000 excluding $662,000 of non-cash compensation, $47.0 million of goodwill amortization, and $1.6 million in non-recurring charges was $27.2 million, compared to a net loss of $7.7 million for the comparable period in the prior year. Cash EPS was a loss of $1.25 for the nine months ended September 30, 2000 versus a loss of $0.33 for the prior year comparable period.

"We are clearly disappointed by our third-quarter numbers, and we are aggressively taking strategic actions to improve our operations going forward," Mohan Uttarwar, president and chief executive officer, US Interactive stated. "The underlying reasons for our performance are varied and include a sharp reduction in demand for the Company's services by dot-com organizations, a lengthening of the sales cycle by Fortune 1000 and other well established prospective clients, and an increase in expenses due to bad debts."

In addition, Mr. Uttarwar noted, US Interactive has been burdened by excessive overhead. "Overall, our operating expenses are too high," he said. "We built our infrastructure for a level of business that unfortunately has not materialized because of dramatic market changes."

To reduce expenses, the Company will continue a series of general, administrative, and other cost reductions intended to result in substantial annualized savings, and the Company also intends to pursue restructuring of certain of its obligations. It also announced plans to reduce the size of its operations by closing certain facilities, the locations of which are presently under consideration and will further reduce its current workforce by approximately 28 percent within the next 60 days. Charges for these initiatives will be reflected in the Company's operating results for the fourth quarter. In addition, it will move its corporate headquarters to Cupertino, California. US Interactive already maintains an office in Cupertino and currently employs 137 people there. The move is expected to be completed by March 1, 2001.

Mr. Uttarwar added that in the coming months, US Interactive would deploy a new business strategy, which is designed to position the Company favorably for renewed revenue growth, given the shifts in the Company's core market. "Traditionally, US Interactive provided comprehensive e-business solutions to a broad variety of clients in many industries," Mr. Uttarwar explained. "However, we have concluded we cannot be all things to all people. As the Internet sophistication of our client companies increases, we must now focus on providing services that use our core strengths to meet their ever more complex needs."

Mr. Uttarwar defined the Company's core strength as its ability to help clients manage customer relationships along the entire value chain. "We can help our clients accomplish their goals by deploying our superior know-how and our proprietary e2e Hub(sm) and related customized software applications," he said. "The results are truly dynamic."

At the same time, the Company further defined its new strategic direction. "We have developed a pre-designed Internet-based consulting service for Fortune 1000 clients in the communications industry. We plan to develop a similar solution for the financial-services industry," Mr. Uttarwar stated.

Mr. Uttarwar noted that these pre-designed solutions, which can be altered to custom-fit a client's specific needs, enable companies to manage their customers more profitably and aggressively. "Not only do they deliver both fast time to market and top-level performance at a substantial cost savings," he said, "but they also integrate and Web-enable the best applications from our strategic alliance partners."

Mr. Uttarwar said that despite the challenges facing the Company, he believes that the actions the Company is taking will position US Interactive to grow and become a leader in its sector of the Internet services market.

The Company has entered into binding letters of intent with five former shareholders of Soft Plus, including Mohan Uttarwar, to restructure the $80 million note owed to the former Soft Plus shareholders. The five shareholders hold 74% of the interest in the $80 million note. The agreement reached is subject to the satisfaction of certain conditions and is the subject of a separate news release.

About U.S. Interactive, Inc.
US Interactive(R) (Nasdaq: USIT) is a leading Internet professional services company that provides businesses with customer focused Internet strategy, infrastructure technology, marketing, and creative services. US Interactive helps companies leverage Internet and emerging technologies, including broadband and wireless, to transact business, communicate information and share knowledge across employees, customers and suppliers to create thriving businesses. Founded in 1994, US Interactive has served some of the world's leading companies including Adidas, AIG, Asia Online, Dairy Farm International, Deloitte Consulting, Disney Online, Sprint, Thomson Consumer Electronics and Toyota.

Forward Looking Statements
Certain statements made in this press release are not historical facts but are "forward looking statements" and may involve risks and uncertainties which could cause actual future results to differ materially and adversely from those anticipated by such statements. Included among the factors that could affect the Company's performance and future results include: the ability of the Company to successfully implement its new strategy of focussing on core strengths, the anticipated benefits to be obtained from its recent management promotions, cost reductions and the relocation of its facilities to Cupertino, California; general economic conditions; fluctuations in operating results; our ability to effectively manage future growth, to retain and efficiently integrate our executive management team, and to identify, hire, train and retain, in a highly competitive market, individuals highly skilled in the Internet and its rapidly changing technology; significant revenue concentration in a limited number of clients; the lack of long-term contracts and the right of our customers to terminate their contracts with us; our ability to enter into, and retain our existing, strategic relationships; market acceptance, rapid technological change, a decline in Internet usage, and intense competition in our market; our ability to effectively integrate the operational, managerial and financial aspects of acquisitions; and our ability to obtain financing when required. For a discussion of these and other risk factors that could affect the Company's business, see "Risk Factors" in the Company's Prospectus dated April 12, 2000.

                                       ###

The US Interactive name, design and e-Roadmap are registered service marks of U.S. Interactive, Inc. IVL Methodology, CAPTURE, and e2e Solution are service marks of U.S. Interactive, Inc. All other company names and products are trademarks of their respective companies.

EDITOR'S NOTE: Additional information, including other announcements, about U.S. Interactive, Inc. is available at www.usinteractive.com.
                                  ---------------------

Public Relations Contacts:
Priya Bhatt, U.S. Interactive, Inc., phone: 408-863-7611, e-mail:
pbhatt@usinteractive.com
------------------------

Investor Relations Contact:
Shawn Southard, U.S. Interactive, Inc., phone: 610-382-8879, e-mail:
InvestorRelations@usinteractive.com
-----------------------------------

US Interactive/Third quarter 2000 Earnings -4-

                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                   September 30,  December 31,
Assets                                                  2000         1999
                                                   --------------------------

Current assets:
     Cash and cash equivalents                     $ 13,531        $ 34,130
     Accounts receivable                             19,937          12,274
     Other current assets                             6,109           2,736
                                                   --------        --------

          Total current assets                       39,577          49,140

Furniture and equipment, net                         18,294           5,451
Goodwill and other intangibles, net                 326,613           5,988
Other assets                                          2,225           1,699
                                                   --------        --------
Total Assets                                        386,709        $ 62,278
                                                   ========        ========

  Liabilities and Stockholders' Equity

Total current liabilities *                         104,701        $ 10,636

Long-term debt, net of current portion                2,768           1,666
                                                   --------        --------

Total Liabilities                                   107,469          12,302

Total Stockholders' Equity                          279,240          49,976
                                                   --------        --------
Total Liabilities and Stockholders' Equity          386,709        $ 62,278
                                                   ========        ========


* Includes $84 million related to the SoftPlus note which is being restructured to a seven year convertible note subject to stockholder approval and certain other conditions.


                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES

                                OPERATING METRICS


                                              3Q 1999       2Q 2000      3Q 2000
                                       -----------------------------------------
New clients added
                                                   16           37           23
Top 5 concentration (% of revenue)                53%          28%          24%
Top 10 concentration (% of revenue)               65%          42%          40%
Fixed price (% of revenue)                        65%          54%          40%
Dot-com (% of revenue)                  less than 20%          16%          12%
Fortune 1000 clients (% of revenue)                0%           0%          18%
Global 500 clients (% of revenue)                  0%           0%          18%
International (% of revenue)                       0%           0%          25%
Total headcount
                                                  305          832          721
Professional headcount
                                                  212          561          479

US Interactive/Third quarter 2000 Earnings -5-

                     U.S. INTERACTIVE, INC. AND SUBSIDIARIES

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)


                                                                Three Months Ended September 30,   Nine Months Ended September 30,
                                                                       2000          1999               2000          1999
                                                                --------------------------------   -------------------------------
Revenue                                                                  $17,840        $9,887            $65,907       $23,650

Operating costs and expenses:
     Project personnel and related expenses                               12,902         5,521             35,290        12,819
     Management and administrative                                        24,174         5,007             42,513        11,601
     Research and development                                                819             -              1,804             -
     Selling and marketing                                                 3,193         1,013              9,272         2,464
     Depreciation and amortization                                        20,877         2,680             50,002         7,737
     Non-recurring charges                                                 1,598            --              1,598            --
                                                                  ----------------------------     ----------------------------

Total operating expenses                                                  63,563        14,221            140,479        34,621
                                                                  ----------------------------     ----------------------------

Operating loss                                                           (45,723)       (4,334)           (74,572)      (10,971)

Other income (expense):
     Interest expense                                                     (1,418)          (74)            (3,310)         (314)
     Interest income                                                         343           289              1,333           347
                                                                  ----------------------------     ----------------------------

Loss before extraordinary item                                           (46,798)       (4,119)           (76,549)      (10,938)
     Extraordinary item - loss from early extinguishment of
     debt                                                                     --            --             (2,284)           --
                                                                  ----------------------------     ----------------------------

Net loss                                                                 (46,798)       (4,119)           (78,833)      (10,937)

Accretion of mandatorily redeemable preferred stock to
redemption value                                                              --         (168)                 --          (916)
                                                                  ----------------------------     ----------------------------

Net loss attributable to common shareholders                            $(46,798)      $(4,287)          $(78,833)     $(11,854)
                                                                  ============================     ============================

Basic and diluted loss before extraordinary item per share
and before accretion of mandatorily redeemable preferred
stock to redemption value:                                                $(1.81)       $(0.29)            $(3.33)       $(1.05)
Basic and diluted loss per share for extraordinary item:                      --            --             $(0.10)           --
                                                                  ----------------------------     ----------------------------

Basic and diluted loss before accretion of mandatorily
redeemable preferred stock to redemption value:                           $(1.81)       $(0.29)            $(3.43)       $(1.05)
                                                                  ============================     ============================
Basic and diluted loss per share after accretion of
mandatorily redeemable preferred stock to redemption
value:                                                                    $(1.81)       $(0.30)            $(3.43)       $(1.14)
                                                                  ============================     ============================
Net loss per share before extraordinary item, excluding
non-cash compensation and amortization of goodwill
(Cash EPS):                                                               $(1.05)       $(0.10)            $(1.25)       $(0.33)
                                                                  ============================     ============================

 Weighted average shares                                                  25,860        14,414             22,987        10,447


Note: The results of operations include the results of Soft Plus from the date of acquisition on March 8, 2000.